EMPLOYMENT AGREEMENT


     This Employment Agreement, made as of January 1, 2000, by and between Thomas Viertel, residing at 333 West 56th Street, New York, New York 10019 ("Executive") and PRESIDENTIAL REALTY CORPORATION, a Delaware corporation having offices at 180 South Broadway, White Plains, New York 10605 ("Employer" or the "Company");

                                                W I T N E S S E T H:

         WHEREAS, Employer is desirous of employing Executive as its Executive Vice President; and

         WHEREAS, Executive desires to render such services to Employer.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

         1. Employment. Employer hereby employs Executive as its Executive Vice President, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.


         2.  Duties.

         (a) In his capacity as Executive Vice President of Employer, Executive shall perform for Employer the executive, administrative and technical duties customarily associated with such position, as well as such other duties reasonably consistent therewith as may be reasonably assigned to Executive from time to time by the President or Board of Directors of Employer; provided, however, that the duties assigned shall be of a character and dignity appropriate to a senior executive of a corporation and consistent with Executive's experience, education and background.

         (b) Except as otherwise set forth in this paragraph, (i) Executive shall devote his full time and efforts during normal business days and hours to the performance of this Employment Agreement and (ii) Executive shall not engage in the real estate business or in any other business which conflicts with or competes in any material way with the business of Employer. Notwithstanding the foregoing, (x) Executive may devote reasonable time and efforts during normal business days and hours to the business of Scorpio Entertainment, Inc. and
Scorpio Ventures, Inc. (collectively "Scorpio") pursuant to the Option/Shareholders Agreement dated November 14, 1991 among Employer, Scorpio, Steven Baruch, Thomas Viertel and Jeffrey F. Joseph, as modified by certain agreements dated as of August 1, 1996 between such parties (the "Option Agreement") and the Employment Agreement between Executive and Scorpio executed pursuant to the Option Agreement and (y) Executive may devote such time and efforts to winding up the business of Ivy Properties Ltd. and its affiliates (collectively, "Ivy") as Executive deems reasonably necessary; so long as, in either case, the devotion of such time and effort does not conflict (without independent committee review) or interfere with Executive's performance of his duties as Executive Vice President of Presidential and in fact Executive does diligently perform his duties as Executive Vice President of Presidential to the satisfaction of the Board of Directors of Employer. During the term of this Employment Agreement, Employer will permit Executive, at no cost to Executive, to utilize his office space to carry on the business of Scorpio to the extent permitted by this paragraph (b), provided however that Executive and/or Scorpio will pay, or reimburse Employer for, the direct costs for duplicating, telecopying, telephone and other business expenses used by Scorpio in a manner reasonably satisfactory to Employer.

         3.  Term.

         (a) This Employment Agreement shall commence on the date hereof and shall continue until December 31, 2002, unless terminated earlier in accordance with this Employment Agreement.

         (b) This Employment Agreement may be terminated at any time by Employer for "cause," as defined herein. For the purpose of this Employment Agreement, termination of Executive's employment shall be deemed to have been for "cause" only if termination of his employment shall have been the result of (i) the conviction of Executive of any crime constituting a felony or any other crime involving moral turpitude, (ii) Executive's willful refusal to follow a direction of the Board of Directors of Employer after written notice that such continued refusal shall result in termination of his employment for cause, or
(iii)  Executive's  failure to fulfill  his duties  hereunder  as is required by
Section 2(b) above after written notice that such continued failure shall result in termination of his employment for cause.

         (c) This Employment Agreement may also be terminated by Employer as set forth in Section 11 below.

         4. Compensation. Employer shall pay to Executive in consideration of the services to be rendered hereunder compensation in the form of a salary:

         (a) for the period beginning on the date hereof and ending on December 31, 2000, at the annual rate of One Hundred
Seventy Six Thousand Four Hundred Fifty and no/100 ($176,450.00) Dollars times the Cost of Living Adjustment Factor (as hereinafter defined);

         (b) for the calendar year beginning on January 1, 2001 and ending on December 31, 2001, in an amount equal to the salary paid for the calendar year beginning January 1, 2000 and ending on December 31, 2000 times the lesser of
(i) 1.05 and (ii) the Cost of Living Adjustment Factor; and

         (c) for the calendar year beginning on January 1, 2002 and ending on December 31, 2002, in an amount equal to the salary paid for the calendar year beginning on January 1, 2001 and ending on December 31, 2001 times the lesser of
(i) 1.05 and (ii) the Cost of Living Adjustment Factor.

          The  salary  for all  such  periods  shall  be paid  less  appropriate
deductions,   if  any,  for  federal,   state  and  city  income   taxes,   FICA
contributions, N.Y.S. disability and any other deductions required by law.

          The Cost of Living Adjustment Factor as it is applied in calculating compensation payable to Executive for any period referred to above (and retirement compensation payable to Executive for any period described in Section 12 below) shall be the sum of (x) one (1) plus (y) a fraction (A) which has as its numerator the amount, if any, by which the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers for the New York-Northern New Jersey area, published by the U.S. Department of Labor Statistics (the "Index") for the last calendar month preceding the commence-ment of such period (which will be December in each case of annual salary described in this Section 4) (the "Increase Index Month") exceeds the Index for the calendar month occurring one year prior to the Increase Index Month (the "Base Index Month"), and (B) which has as its denominator the Index for the Base Index Month.

         In the event that the Index is converted to a different standard reference base or otherwise revised, the determination of increased compensation under this Section 4 and/or retirement compensation under Section 12 shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Index ceases to be published, and there is no successor thereto, such other index as Executive and Employer shall agree upon in writing shall be substituted for the Index. If Executive and Employer are unable to agree as to such substituted index, such substituted index shall be that determined by arbitration in accordance with the procedures of the American Arbitration Association.


         In the event that the Index is not available for any month provided for above, the next available Index shall be used instead, and if the next available Index is available following a payment for which an adjustment should have been, then a retroactive adjustment shall also be made.

         (b) Executive's compensation shall be payable in equal installments in arrears, in the same frequency as other senior officers of Employer are paid, but in any event not less frequent than twenty-six (26) bi-weekly installments.

         5. Indemnification. The Indemnification Agreements previously executed by Executive and Employer shall remain in full force and effect during the term of this Employment Agreement.

         6. Vacations. Executive shall be entitled, during the term of this Employment Agreement to four weeks' vacation annually at full compensation.

         7. Fringe Benefits. Executive shall be entitled, at Employer's expense, during the term of this Employment Agreement to participate in (a) the following benefit programs which Employer now maintains for its employees: (i) its Defined Benefit Pension Plan, (ii) its Section 125 cafeteria plan, (iii) its Section 401(k) plan if any, (iv) its health insurance plan for employees only, (v) its disability insurance plan and (vi) its group life insurance plan; and (b) all benefit programs that Employer hereafter establishes and makes available to either employees in general or to other senior executive management (without intending to provide duplicate coverage to Executive if Employer makes such available to both employees in general and to senior executive management). If obtainable, at Executive's option and, if exercised, at Executive's sole cost and expense, Employer shall include Executive's spouse and children under the health insurance plan maintained by Employer for Executive. In addition, during the term of this Employment Agreement, (i) Employer shall also pay for the premiums on Executive's existing life insurance policy up to a maximum of $10,500 per annum and (ii) Employer shall pay and be responsible for all costs of ownership attributable to the automobile which Employer currently owns and provides Executive for its use, and for any replacement automobile leased or purchased by Employer pursuant to Section 9 below. In addition, subject to Executive providing proper documentation, Employer shall reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in providing services hereunder on behalf of Employer. Following any termination of Executive's employment by Employer, to the extent permitted by law and the party providing such benefits, Executive may, at his sole cost and expense, continue any fringe benefits, if obtainable, then being provided to Executive.

         8. Bonus. (a) Subject to paragraph (b) of this Section 8, in addition to the compensation set forth above, Executive shall be entitled to a bonus payable with respect to each of calendar years 2000, 2001 and 2002 (each a "Bonus Year") in an amount equal to 7.5% of the product of (i) the amount by which the Per Share Net Cash From Operations (as hereinafter defined) for such Bonus Year exceeds $.53 per share and (ii) the number of shares outstanding at the end of such Bonus Year. Notwithstanding the foregoing, the bonus in any Bonus Year shall not exceed 33-1/3% of the salary compensation set forth in
Section 4 for such year (prorated if any partial year is involved). The term Per Share Net Cash from operations shall mean the Net Income for such Bonus Year (as shown on the Company's Audited Financial Statements) with the following adjustments:

         (i)  the addition back of any extraordinary deductions to income;

         (ii)  the  addition  back  of  depreciation  of  non-rental   property,
depreciation on rental real estate and amortization of mortgage and organization costs;

         (iii) with respect to the sales of property and investments, including foreclosed property, recognized in any Bonus Year (x) there shall be deducted from net gain any discount or deferred gain, and (y) any depreciation taken on the sold property during the period that it was owned by Employer shall be added back before calculating the amount of the net loss or net gain.

         (iv) the subtraction of all "amortization of discounts on notes and fees" which are included in Net Income.

         The Compensation Committee of Employer shall calculate the Per Share Net Cash from Operations in accordance with the formula set forth above, subject to such adjustments for extraordinary or unforeseen transactions, including but not limited to capital gains transactions, as in the reasonable judgment of the Compensation Committee are fair and equitable to Employer and Executive. Said calculations shall be made with respect to any Bonus Year without regard to the bonus payable in accordance with this Agreement (or any other employment or similar Agreement with senior management) attributable to said year and/or attributable to a prior year or years but paid in said year.

         The bonus for any Bonus Year shall be paid on or before March 30th of the next following year; provided however that if by March 30th of any year the bonus for the prior Bonus Year has not been finally determined, then the bonus shall be estimated and an amount equal to the estimated bonus will be paid to Executive on March 30th and as soon as the actual bonus is finally determined, the parties will make an appropriate adjustment.
         Notwithstanding any other provisions of this Agreement, in the event of any changes in the Company's outstanding common stock by reason of a stock dividend, recapitalization, merger, consolidation, reorganization, split up, extraordinary dividend, combination or exchange of shares, or the like, the Employer and Executive shall, if applicable, attempt in good faith to agree on appropriate adjustments to the bonus calculations referred to in this paragraph so as to substantially carry out the intention of this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary (i) Executive shall not be entitled to a bonus on account of any Bonus Year in which his employment terminates pursuant to Section 11(f) below or in which his his employment is terminated for cause, or any Bonus Year thereafter occurring, and
(ii) if this  Agreement  is  terminated  pursuant  to  paragraphs  (b) or (d) of
Section 11 below, Executive's bonus for the Bonus Year in which such termination occurs shall be prorated (x) in the case of a termination pursuant to Section
11(b),  as of the date on which  compensation  is no longer  payable  under said
Section 11(b) and (y) in the case of termination pursuant to Section 11(d) below, as of the end of the calendar year in which notice of termination is given. In calculating Per Share Net Cash from Operations to any such date (if it is not the last day of a calendar year) the parties shall adjust (by projection to said date or as of said date, as the case may be) based on the Net Income for the period ending on March 31, June 30, September 30 or December 31 of such Bonus Year, whichever of said dates is closest to the date with respect to which the Bonus is calculated.

         9. Purchase of Replacement Automobile. Upon the request of Executive made subsequent to April 1, 2000 but prior to December 31, 2001, Employer shall make available to Executive a new automobile for Executive's use, said automobile to be of a make and model reasonably acceptable to Executive. Said automobile shall, at Employer's option, be either leased by Employer or purchased by Employer (title to remain in Employer's name). The purchase price of said automobile (exclusive of taxes), regardless of whether said automobile is purchased or leased by Employer, shall not exceed $43,000; provided, however, that Executive may select a car costing more than $43,000 if Executive pays for the increased costs to purchase or lease such automobile. Employer shall be responsible for all costs of ownership attributable to said vehicle, including but not limited to insurance, gas, oil, maintenance, repairs, etc. On the termination of Executive's employment, if Employer has purchased the vehicle, Executive may at any time within three (3) weeks following the effective date of termination purchase the vehicle from Employer at a price equal to the then "blue book" value of the vehicle times a fraction, the numerator of which is the amount paid for said vehicle by Employer, including sales tax, "dealer prep", etc., but excluding any contributions made by Executive, and the denominator of which is the amount (the "Total Purchase Price") paid for said vehicle, including sales tax, "dealer prep" etc. and any contributions made by Executive. In the event Executive does not timely purchase the vehicle and Executive has made any contribution towards the purchase thereof, if Employer desires to retain ownership of the vehicle Employer shall, within three weeks following the earlier of (i) the expiration of the aforementioned three (3) week period, or
(ii) receipt of notice from Executive that he shall not purchase said vehicle, pay to Executive the "blue book value" of the vehicle, times a fraction, the numerator of which is the amount contributed towards the purchase of said vehicle by Executive and the denominator of which is the Total Purchase Price. If (i) Executive does not timely purchase the vehicle, and (ii) Employer does not desire to retain ownership and Executive has contributed towards the purchase thereof, Employer shall promptly sell the vehicle and the parties shall divide the actual net sales proceeds (after sales taxes and advertising costs, if any), with Executive receiving a fraction (being the same fraction described in the immediately preceding sentence) thereof and Employer receiving the balance. Employer agrees that the automobile presently owned or leased by the Company and utilized by Executive, and for which Employer pays the expenses pursuant to Section 7 above, may be retained or sold by Employer and Executive shall have no interest therein.
         10. Stock Options. The stock options granted by Employer to Executive pursuant to Executive's Employment Agreement dated as of January 1, 1997 (the "Existing Stock Options") shall remain in full force and effect on the terms set forth in said Employment Agreement. In addition, Employer agrees that from time to time to the extent that any Existing Stock Options are either (i) exercised by Executive or (ii) lapse, if at the time of any such exercise or lapse Executive is employed by Employer, Employer shall (as of the date of such exercise or lapse) grant new stock options to Executive (the "New Stock Options") to purchase a number of shares of Employer's Class B common stock equal to the number of shares covered by the Existing Stock Options which have been exercised or have lapsed. Any New Stock Options so granted by Employer shall be subject to the terms and conditions of the existing Stock Option Plan dated January 1, 1999 (the "Stock Option Plan") and on the following terms and conditions:

         (a) the exercise price for each New Stock Option granted shall be a price equal to the closing price of the Class B common stock of Employer on the date the option is granted;

         (b) each New Stock Option granted pursuant to the terms of this Section 10 shall be exercisable for a period of six years from the date such option is granted, subject to earlier termination pursuant to the terms of the Stock Option Plan.
         (c) upon termination of Executive's employment for any reason whatsoever, the Existing Stock Options and any New Stock Options granted pursuant to the terms hereof shall terminate immediately except as provided for in the Stock Option Plan.

         11.  Employment   Termination;   Termination  Benefits.   The  term  of
employment hereunder shall be terminated upon the first to occur of the following:

         (a) The expiration of the term of employment purusant to Section 3(a) of this Agreement.

         (b) Executive's death or permanent disability. "Permanent Disability" shall mean physical or mental incapacity of a nature which prevents Executive, or will prevent Executive, in the reasonable determination of the Board of
Directors of Employer, from performing his duties under this Agreement for a continuous period of four months or any aggregate period of six months in any 12 month period. Permanent Disability shall be deemed to have occurred as of said determination. If the term of employment is terminated because of Executive's Permanent Disability, the Employer shall pay, when the same would otherwise have been payable in accordance with this Agreement, to Executive or his representative, (i) Executive's salary described in Section 4 above, as then in effect, less any disability benefits payable to Executive from policies maintained by Employer, (ii) the bonus described in Section 8 above, subject to paragraph (b) thereof, plus (iii) Executive's fringe benefits as described in
Section 7 only (but not as described in Section 9 if the automobile in question had not yet been delivered to Executive as of the date of determination by the Board), until (again subject to paragraph (b) of Section 8 with respect to any payment pursuant to Section 8) the later to occur of (A) that day which is twenty-four (24) months after the date of determination of Executive's Permanent Disability and (B) December 31, 2002; provided however that subsequent to that day which is six (6) months after the date of determination of Executive's Permanent Disability, the payments set forth in subparagraphs (i) and (ii) above shall be reduced to 50% of such amounts, less 100% of any disability payments payable to Executive from policies maintained by Employer.

         If the term of employment is terminated because of Executive's death, the Employer shall pay, when the same would otherwise have been payable in accordance with this Agreement, to Executive's beneficiary or beneficiaries designated in writing to the Company, or to Executive's estate in the absence or lapse of such designation, (i) Executive's salary described in Section 4 above, as then in effect and (ii) the bonus described in Section 8 above, (again subject to paragraph (b) of Section 8 with respect to any payment pursuant to said Section 8), in each case for a period of six months following Executive's death, whether or not the term of employment would have terminated pursuant to
Section 3(a) prior to the end of such six month period.

         (c) Executive's employment being terminated by the Board "for cause" pursuant to Section 3(b) of this Agreement. If Executive's employment is terminated for cause, the Company's only obligation to Executive shall be payment of Executive's salary as described in Section 4 above and fringe benefits as described in Section 7 above (but not the bonus compensation set forth in Section 8 above for any period in the year in which such termination occurs), as in effect at the date of termination, through the date of such termination. Any termination of Executive's employment under this Section 11(c) shall not affect Employer's obligation to make the retirement payments set forth in Section 12(b) below.

         (d) Year end termination. Executive's employment may be terminated by the Company at December 31, 2000 or at December 31, 2001 upon written notice to Executive given at any time prior to such dates if the Board of the Directors of the Company in its sole discretion determines in good faith that Executive has not diligently performed his duties as Executive Vice-President of the Company to the satisfaction of the Board of Directors. If Executive's employment is terminated pursuant to this paragraph (d) of Section 11, Executive shall be entitled to receive Executive's salary per Section 4 above and fringe benefits per Section 7 above but not per Section 9 above (unless the automobile described in said Section 9 was delivered to Executive prior to said termination without cause), which he would but for such termination have received hereunder during or with respect to the period ending ninety (90) days after the end of the calendar year in which Executive's employment is terminated pursuant to this
Section 11 (d) (and at the times provided in Section 4 hereof in the case of compensation pursuant to said Section). Any termination of Executive's employment under this Section 11 (d) shall not affect the Employer's obligation to make the retirement payments set forth in Section 12(b) below.

         (e) Executive's employment being terminated by the Board "without cause". Termination "without cause" shall mean termination of the term of employment on any basis other than those provided in paragraphs (a), (b), (c),
(d) or (f) of this Section 11. If the term of employment is terminated without cause, the Board shall give 10 days notice thereof to Executive and Executive shall be entitled to receive Executive's salary per Section 4 above, fringe benefits per Section 7 above but not per Section 9 above (unless the automobile described in said Section 9 was delivered to Executive prior to said termination without cause), and, subject to paragraph (c) of Section 10 above, all other compensation (including the bonus compensation set forth in Section 8 above, without regard to the provisions of Section 8(b) above) which he would have received hereunder but for such termination in respect of the unexpired portion of the term of employment (in the amounts and at the times provided in Sections 4 and 8 hereof in the case of compensation pursuant to said Sections). Any termination of Executive's employment "without cause" shall not affect the Employer's obligation to make the retirement payments set forth in Section 12(b) below.

         (f) Upon Executive voluntarily resigning his employment hereunder. If Executive's employment is terminated because Executive voluntarily resigns his employment hereunder, the Company's only obligation to Executive shall be the payment of Executive's salary pursuant to Section 4 above and fringe benefits pursuant to Section 7 above (but not the bonus provided by Section 8 above) as in effect at the date of such termination through the effective date of such termination. Any termination resulting from Executive's voluntary resignation from his employment hereunder shall not affect Employer's obligation to make the retirement payments set forth in Section 12(b) below.

         12. The Retirement Period.

         (a) The Retirement Period shall commence on the first day of the first calendar month occurring after Executive's sixty-fifth (65th) birthday, but may be postponed by mutual agreement between Executive and Employer. The Retirement Period shall end on the day of Executive's death. The commencement and continuance of the Retirement Period shall not depend in any way upon the existence of an active period of employment relationship between Executive and Employer immediately prior to the commencement of the Retirement Period.

         (b) During the Retirement Period, the Employer agrees to pay to Executive each year, in equal monthly installments, the sum of $29,000; provided, however, that the $29,000 annual payment shall be increased annually after the first year of the Retirement Period to the product derived by multiplying the payment in what is then the immediately preceding year by the lesser of (i) one (1) plus 50% of the "fraction" forming a part of the definition of the Cost of Living Adjustment Factor (as heretofore defined) for the period in question, and (ii) 1.05.

         (c)  Executive's  right to receive the  payments  provided  for in this
Section 12 (i) shall not be contestable by Employer for any reason whatsoever and (ii) shall be in lieu of any right of Executive to receive retirement payments under any previous employment agreement with Employer, and Executive hereby waives and relinquishes any such rights.

         (d) Furthermore, provided that Executive continuously remains an employee of Employer from the date of this Employment Agreement through Executive's 65th birthday, unless otherwise agreed by the parties, during the Retirement Period the Employer shall maintain in full force and effect, Group Life policies and Major Medical and/or "medigap" policies, which (together with Medicare or other benefits which may otherwise then be available to Executive without cost to Executive), shall provide Executive with benefits substantially similar to those existing for senior employees of the Company at the time of Executive's retirement. Executive shall continue to be responsible for any and all premiums attributable to Executive's spouse and children.

         13. Entire Agreement; Amendment. This Employment Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein. This Employment Agreement may be amended, modified or supplemented only by written agreement of Employer and Executive expressly to that effect.

         14. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.


         15. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given if delivered by hand or five days after having been mailed, certified or registered mail with postage prepaid:
         (a) if to Employer, to:

         Presidential Realty Corporation
         180 South Broadway
         White Plains, New York 10605
         Attention: Chairman of the Board of Directors

         with a copy to:

         Chairman, Compensation Committee

         (b) if to Executive, to:

         Thomas Viertel
         333 West 56th Street
         New York, New York 10019


         16. Assignment. This Employment Agreement shall inure to the benefit of Executive and Employer and be binding upon the successors and general assigns of Employer. Except as expressly provided herein, this Employment Agreement and Executive's duties hereunder shall not be assigned or delegated.

         17. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


         18. Applicable Law. This Employment Agreement shall be construed and enforced in accordance with the laws of the State of New York.

          IN  WITNESS  WHEREOF,   the  parties  have  executed  this  Employment
Agreement as of the day and year first above written.


                           EMPLOYER:

                           PRESIDENTIAL REALTY CORPORATION

                           BY:  Robert E. Shapiro
                                -----------------
                            Robert E. Shapiro, Chairman
                            of the Board of Directors



                           EXECUTIVE:

                                Thomas Viertel
                                --------------
                                Thomas Viertel